EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

This EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT, dated as of July 1, 2013 (the “Agreement”), by and among Versus Capital Multi-Manager Real Estate Income Fund LLC, a Delaware limited liability company (the “Fund”), and Versus Capital Advisors LLC, a Delaware limited liability company (the “Adviser”).

 WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified investment company and under the Securities Act of 1933, as amended (the “1933 Act”);

 WHEREAS, the Fund is more fully described in its current prospectus;

 WHEREAS, the Adviser has agreed to waive its fees and/or reimburse the Fund’s expenses to the extent necessary to ensure that the Fund’s aggregate annual expenses, excluding (i) the investment management fee, otherwise payable to the Adviser by the Fund pursuant to the Investment Management Agreement, dated as of the date hereof, by and among the Adviser and the Fund including any fees payable to sub-advisers (the “Investment Management Fee” pursuant to the “IMA”), (ii) fees of the investment funds in which the Fund invests, (iii) brokerage costs, (iv) account servicing fees, (v) interest payments, (vi) extraordinary expenses and (viii) taxes, (as determined in the sole discretion of the Adviser) (the “Covered Fund Expenses”), will not exceed 0.30% of the Fund’s net assets for the twelve months from July 1, 2013 through March 31, 2014 (the “Limitation Period”); and

NOW, THEREFORE, in consideration for the mutual promises herein contained, the parties agree as follows:

Section 1.  Waiver of Investment Management Fee and Fund Expense Reimbursement.

(a)                            The Adviser hereby agrees to waive, to the extent that such waiver is required pursuant to the provisions of Section 1(c), the payment of a portion of: the Investment Management Fee

(b)                           The Adviser further agrees to reimburse, to the extent that such reimbursement is required pursuant to the provisions of Section 1(c), the Fund for any expenses incurred by the Fund.

(c)                            Notwithstanding the foregoing, the Adviser shall have no obligations under this Section 1 to waive any amounts pursuant to Section 1(a) or reimburse any amounts pursuant to Section 1(b) during the Limitation Period in an amount greater than the amounts necessary to be waived or reimbursed to cause the Fund’s aggregate annual expenses (excluding the Covered Fund Expenses) to be equal to no more than 0.30% of the Fund’s net assets as of the end of the Limitation Period.

Section 2. Notice.  All notices shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by registered mail, postage prepaid, to the following respective addresses until a different address is specified in writing by a party to the other party:

To the Fund:

Versus Capital Multi-Manager Real Estate Income Fund LLC

4500 Cherry Creek Drive South, 5th Floor

Glendale, CO 80246

To the Adviser:

Versus Capital Advisors LLC

4500 Cherry Creek Drive South, 5th Floor

Glendale, CO 80246

Section 3.  Assignment.  This Agreement shall not be assignable by any of the parties hereto without the consent of the other party and, in the event of an attempted assignment, it shall terminate.

Section 4. Term.

(a)                            The term of this Agreement ends on the one-year anniversary of the date that the Registration Statement is declared effective by the Securities & Exchange Commission.

Section 5. Governing Law.  This Agreement and all performances hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of choice of law.

Section 6. Severability.  If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect so long as they preserve the basic economic terms of the agreement described herein.

Section 7. Survival of Obligations.  Provisions of this Agreement that by their terms or by their context are to be performed in whole or in part after termination of this Agreement shall survive termination of this Agreement.  Specifically, and without limiting the generality of the foregoing, the obligations set forth in Section 1 and the obligation to settle accounts hereunder shall survive the termination of this Agreement and continue in effect indefinitely.

Section 8. Capitalized Terms.  Any capitalized terms not defined herein shall have the meanings ascribed to them in the IMA and the Registration Statement.

Section 9. Entire Agreement; Counterparts.  This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof except as otherwise set forth herein.  This Agreement may be executed in one or more counterparts, which shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

By:        /s/ Bill Fuhs

Name:   Bill Fuhs

Title:      Chief Financial Officer

VERSUS CAPITAL ADVISORS LLC

By:        /s/ Mark Quam

Name:   Mark Quam

Title:      Chief Executive Officer